Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ELEVATE CREDIT, INC.

Elevate Credit, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Elevate Credit, Inc. The Corporation was originally formed on January 31, 2014 by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware under the name Exclaim Finance, Inc. On February 12, 2014, the Corporation changed its name to Elevate Credit, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Elevate Credit, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Kenneth E. Rees, a duly authorized officer of the Corporation, on May 1, 2014.

/s/ Kenneth E. Rees
Kenneth E. Rees
President

EXHIBIT A

ARTICLE I

The name of the Corporation is Elevate Credit, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The Registered Agent in charge thereof is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is Twenty Two Million Three Hundred Ten Thousand One Hundred Ten (22,310,110), consisting of Sixteen Million Six Hundred Seventy Thousand Seven Hundred (16,670,700) shares of Common Stock, $0.00l par value per share, and Five Million Six Hundred Thirty Nine Thousand Four Hundred Ten (5,639,410) shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Two Million Nine Hundred Fifty Seven Thousand Fifty Nine (2,957,059) shares and the second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Two Million Six Hundred Eighty Two Thousand Three Hundred Fifty One (2,682,351) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Series A Conversion Price” shall mean $5.35234 per share for each of the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Series B Conversion Price” shall mean $10.3291 per share for each of the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock including, without limitation, the Preferred Stock.

(d) “Corporation” shall mean Elevate Credit, Inc.

(e) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases at cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; and (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right.

(f) “Series A Dividend Rate” shall mean an annual rate of $0.42819 per share for each of the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Series B Dividend Rate” shall mean an annual rate of $0.82633 per share for each of the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Series A Liquidation Preference” shall mean $7.72727 per share for each of the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Series B Liquidation Preference” shall mean $14.9123 per share for each of the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(k) “Original Series A Issue Price” shall mean $5.35234 per share for each of the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(l) “Original Series B Issue Price” shall mean $10.3291 per share for each of the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(m) “Preferred Stock” shall mean, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

(n) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Series A Preferred Stock. In any calendar year, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Series A Dividend Rate specified for such shares of Series A Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on the Series B Preferred Stock and Common Stock in such calendar year. No Distributions shall be made with respect to the Series B Preferred or Common Stock until all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stock holders. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Series B Preferred Stock. After the payment or setting aside for payment of the dividends described in Section 2(a), in any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Series B Dividend Rate specified for such shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Series B Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(c) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a) and (b), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(d) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Liquidation Rights.

(a) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of

Series A Preferred Stock held by them equal to the greater of (i) the sum of (A) the Series A Liquidation Preference specified for such share of Series A Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock or (ii) the amount per share that such Series A Preferred Stock would have received had such share of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in clause (i) of this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to clause (i) of this Section 3(a).

(b) Series B Liquidation Preference. After the payment or setting aside for payment to the holders of Series A Preferred Stock of the full amounts specified in Section 3(a) above, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the greater of (i) the sum of (A) the Series B Liquidation Preference specified for such share of Series B Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock or (ii) the amount per share that such Series B Preferred Stock would have received had such share of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in clause (i) of this Section 3(b), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to clause (i) of this Section 3(b).

(c) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) and 3(b), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(d) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(e) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party and which is approved by the Corporation’s Board of Directors (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock primarily for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ((i), (ii) or (iii), each a “Deemed Liquidation Event”).

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this paragraph 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Series A Issue Price by the Series A Conversion Price. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Series B Issue Price by the Series B Conversion Price.

(ii) The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.

(i) Each share of Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock, shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (A) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $26.76 which is approximately five (5) times the Original Series A Issue Price (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $25 million (“Qualified Offering”) or (B) upon the receipt by the Corporation of a written request for such conversion by the holders of a majority of the Preferred Stock then outstanding in connection with, and immediately prior to the closing of (or, if later, the effective date for conversion specified in such request), (I) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share set forth in the final prospectus for such initial public offering is not less than the Original Series B Issue Price; or (II) a Deemed Liquidation Event (as defined in Section 3(e)), provided that the consideration payable in such Deemed Liquidation Event to each share of Common Stock issued upon conversion of the Series B Preferred Stock is (x) in the form of cash and/or Marketable Securities (as defined below) and (y) is equal to or valued at not less than the Original Series B issue Price. For purposes of this Section 4(b)(i), the term “Marketable Securities” shall mean securities that are both (x) not subject to an underwriter lock-up or similar trading or contractual restriction on transfer and are traded on a national securities exchange, NASDAQ or over-the-counter and (y)(1) registered under the Securities Act and immediately saleable without restriction as to volume by the holder thereof or

(2) either (A) transferable by the holder thereof (together with any affiliate of such holder with whom such holder must aggregate its sales under Rule 144 under the Securities Act) in any three (3) month period without registration pursuant to Rule 144 under the Securities Act and the holder thereof holds one percent (1%) or less of the Corporation’s outstanding Common Stock and transferable by the holder thereof without restriction under Rule 145 under the Securities Act or (B) immediately transferable by the holder thereof under a resale registration under the Securities Act. For purposes of this Section 4(b)(i), the valuation of Marketable Securities shall be determined by Sections 3(f)(i) and 3(f)(ii).

(ii) Each share of Series A Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series A Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such request.

(iii) Each share of Series B Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series B Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such request.

(iv) Each of the events referred to in (i), (ii) and (iii) above is referred to herein as an “Automatic Conversion Event”.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock subject to such Automatic Conversion Event shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock subject to such Automatic Conversion Event are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the

Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock subject to such Automatic Conversion Event shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation (this “Certificate”), other than issuances or deemed issuances of:

(1) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(2) shares of Common Stock issued upon the conversion of any Series A Preferred Stock or Series B Preferred Stock;

(3) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Certificate;

(4) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors (which approval shall include the director elected by the holders of the Series A Preferred Stock);

(5) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (which approval shall include the director elected by the holders of the Series A Preferred Stock); and

(6) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (which approval shall include the director elected by the holders of the Series A Preferred Stock).

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g)), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a. in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

b. in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including, without limitation, Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this paragraph 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this paragraph 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

b. insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

c. in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the applicable Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the applicable Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Preferred Stock or Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Preferred Stock or Common Stock outstanding involving a change in the Preferred Stock or Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e);

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock and Series B Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Preferred Stock and Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Series A Preferred Stock, voting together as a single class, and of the holders of a majority of the Series B Preferred Stock, voting together as a single class.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The Board of Directors shall consist of nine (9) members. The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The final members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Redemption — Series A Preferred Stock.

(a) At any time after April 30, 2018, and at the election of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series A Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in two (2) equal annual installments (each a “Redemption Date”). The Corporation shall redeem the shares of Series A Preferred Stock by paying in cash an amount per share equal to the sum of (i) the Original Series A Issue Price for such Series A Preferred Stock, (ii) eight percent (8%) of the Original Series A Issue Price per share of Series A Preferred Stock, compounded annually from the date of issuance of such Series A Preferred Stock through the Redemption Date, and (iii) an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series A Redemption Price”). The number of shares of Series A Preferred Stock that the Corporation shall be required under this Section 6 to redeem on any Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series A Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series A Preferred Stock so that each holder of Series A Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series A Preferred Stock held by such holder with each number multiplied by the Series A Redemption Price of each share of Series A Preferred Stock held by such holder, and the denominator of which is the number of shares of Series A Preferred Stock outstanding multiplied by the Series A Redemption Price of each such outstanding share of Series A Preferred Stock.

(b) At any time after all of the shares of Series A Preferred Stock have been redeemed pursuant to this Section 6, and at the election of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in two (2) equal annual installments in the manner set forth in Section 6(a). The Corporation shall redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the sum of (i) the Original Series B Issue Price for such Series B Preferred, (ii) eight percent (8%) of the Original Series B Issue Price per share of Series B Preferred Stock, compounded annually from the date of issuance of such Series B Preferred Stock through the Redemption Date, and (iii) an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series B Redemption Price”). The number of shares of Series B Preferred Stock that the Corporation shall be required under this Section 6 to redeem on any Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Series B Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series B Preferred

Stock so that each holder of Series B Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B Preferred Stock held by such holder with each number multiplied by the Series B Redemption Price of each share of Series B Preferred Stock held by such holder, and the denominator of which is the number of shares of Series B Preferred Stock outstanding multiplied by the Series B Redemption Price of each such outstanding share of Series B Preferred Stock.

(c) Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them. Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

(d) At least fifteen (15), but no more than thirty (30) days prior to each applicable Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock or Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series A Redemption Price or the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the applicable Redemption Date each holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price or the Series B Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all the shares represented by any such certificate are redeemed, then a new certificate shall be issued representing the unredeemed shares.

(e) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price or Series B Redemption Price, all rights of the holders of shares of Series A Preferred Stock or Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock or Series B Preferred Stock (except the right to receive the Series A Redemption Price or Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock or Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed on such date, then those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock or Series B Preferred Stock.

The shares of Series A Preferred Stock or Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock or Series B Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(f) On or prior to each applicable Redemption Date, the Corporation shall deposit the Series A Redemption Price or Series B Redemption Price of all shares of Series A Preferred Stock or Series B Redemption Price designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series A Redemption Price or Series B Redemption Price for such shares to their respective holders on or after the applicable Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(d). As of the applicable Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the applicable Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the applicable Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(f) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 prior to the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(f) remaining unclaimed at the expiration of two (2) years following the applicable Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7. Amendments and Changes — Series A. As long as any of the Series A Preferred Stock shall be issued and outstanding, the Corporation shall not (including pursuant to a merger, reorganization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock:

(a) alter the rights, preferences, privileges or powers of the Series A Preferred Stock;

(b) amend, alter or repeal any provision of this Certificate or bylaws of the Corporation (including pursuant to a merger, reorganization or otherwise);

(c) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof

(d) authorize or create (by reclassification, merger or otherwise) any new equity securities (including any securities convertible into or exercisable for any equity securities) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with the Series A Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(e) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(e);

(f) voluntarily liquidate or dissolve;

(g) increase or decrease the size of the Board of Directors;

(h) declare or pay any Distribution (whether pursuant to a dividend, redemption, repurchase or otherwise) (other than as set forth in Section 6) with respect to any equity security of the Corporation;

(i) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan; or

(j) amend this Section 7.

8. Amendments and Changes — Series B. As long as any of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not (including by amendment, alteration or repeal of this Certificate or the Corporation’s bylaws, pursuant to a merger, reorganization or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series B Preferred Stock:

(a) adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock with respect to dividends, redemption, payments upon liquidation, voting, or anti-dilution protection;

(b) adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock (other than with respect to dividends, redemption, payments upon liquidation, voting, or anti-dilution protection which are provided for in Section 8(a) above) in a way which affects the holders of the Series B Preferred Stock in a manner materially different than the effect on the holders of the Preferred Stock as a class, provided that an amendment to the Certificate to increase the number of shares of Common Stock or Preferred Stock, or authorize or create any new equity securities having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with the Series A Preferred Stock, shall not be deemed to adversely affect the holders of the Series B Preferred Stock;

(c) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Series B Preferred Stock;

(d) authorize or create (by reclassification, merger or otherwise) any new equity securities (including any securities convertible into or exercisable for any equity securities) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with the Series B Preferred Stock but which are junior to the Series A Preferred Stock; or

(e) amend this Section 8.

9. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

10. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The stockholders shall not be permitted to transfer any shares of Common Stock or Preferred Stock unless such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act has been established provided, however, that the following transfers shall be permitted:

1. transfers to the Corporation;

2. transfers to any existing stockholder;

3. transfers by gift, bequest, or operation of the laws of descent, provided that the Common Stock and Preferred Stock, as applicable, in the hands of the transferee remains subject to the same restrictions on transfer as they were when held by the transferor;

4. transfers to an entity unaffiliated with the Corporation pursuant to the merger, consolidation, stock for stock exchange or similar transaction involving the Corporation;

5. transfers by a partnership to its partners, provided that the Common Stock and Preferred Stock, as applicable, in the hands of the transferee remains subject to the same restrictions on transfer as they were when held by the transferor; or

6. transfers which would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act if the transferor were the issuer of the Common Stock and Preferred Stock, as applicable, provided that the transferee is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and the Common Stock and Preferred Stock, as applicable, in the hands of the transferee remains subject to the same restrictions on transfer as they were when held by the transferor, or a transfer pursuant to an effective registration under the Securities Act simultaneously with a registration of the Common Stock and Preferred Stock, as applicable, under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The restrictions on transfer set forth in this Article XI will expire upon the Corporation becoming a reporting company under the Exchange Act.

*    *    *

CERTIFICATE OF AMENDMENT OF CERTIFICATE

OF INCORPORATION BEFORE PAYMENT OF

ANY PART OF THE CAPITAL

OF

EXCLAIM FINANCE, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Exclaim Finance, Inc.

2. The corporation has not received any payment for any of its stock.

3. The certificate of incorporation of the corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article 1:

“ARTICLE I

The name of the corporation is Elevate Credit, Inc.”

4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Signed on this 12th day of February, 2014.

/s/ Paul J. Tauber
Paul J. Tauber, Sole incorporator

CERTIFICATE OF INCORPORATION

OF

EXCLAIM FINANCE, INC.

ARTICLE 1

The name of the corporation is Exclaim Finance, Inc.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite #400, City of Wilmington, County of New Castle, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The corporation is authorized to issue one class of stock, hereby designated Common Stock. The total number of shares of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $0.0001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE 5

The name and mailing address of the incorporator of the corporation is as follows:

NAME	MAILING ADDRESS
Paul J. Tauber	Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite #200
San Francisco, California 94111

ARTICLE 6

The corporation is to have perpetual existence.

ARTICLE 7

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for, or with respect to, any acts or omissions of such director occurring prior to such amendment.

I, THE UNDERSIGNED, being the sole incorporator herein named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of January, 2014.

/s/ Paul J. Tauber
Paul J. Tauber, Sole incorporator